Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Galapagos NV

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered (3)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, no par value	Other	1,975,000	$39.46	$77,933,500	$0.00014760	$11,502.98

Total Offering Amounts					$77,933,500		—

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$11,502.98

(1)

These shares may be represented by the Registrant’s American Depositary Shares, or ADSs. Each ADS represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-203584).

(2)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon a price per share of $39.46, which is the exercise price for subscription rights to be granted under the Registrant’s Subscription Right Plan 2023 BE, Subscription Right Plan 2023 RMV, and Subscription Right Plan 2023 ROW of €35.55, representing an average of 1,372,500 shares granted on May 5, 2023 at €35.11, with a conversion rate of $1.1125 per euro, and 200,000 shares granted on June 15, 2023 at €38.58, with a conversion rate of $1.0946 per euro.

(3)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the Registrant’s Subscription Right Plan 2023 BE, Subscription Right Plan 2023 RMV, and Subscription Right Plan 2023 ROW by reason of any stock dividend, stock split or other similar transaction.